GENWORTH VARIABLE INSURANCE TRUST
GENWORTH COLUMBIA MID CAP VALUE FUND
REGISTRATION # 811-22205
ATTACHMENT 77 0

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	SELLING UNDERWRITER	LIST OF UNDERWRITERS

03/10/09	Johnson Controls, Inc.	2,050	8,000,000	Merrill Lynch & Co.	J.P. Morgan, Citigroup, Barclays, ING, Commerzbank, U.S. Bancorp, Goldman, Wells Fargo, Mizuho Securities, Banca ISI, ABN Amro, Calyon Securities, TD Securities.

04/22/09	Vornado Realty Trust	527	15,000,000	Merrill Lynch & Co.	J.P. Morgan, Citigroup, Deutsche Bank, Goldman, UBS, Wachovia, Credit Suisse, ABN Amro, BNY Mellon, Daiwa, PNC, & RBC.

07/07/09	Discover Financial Services	24,332	54,054,055	J.P. Morgan	J.P. Morgan, Goldman, Barclays Capital, Citigroup, Credit Suisse, Deutsche Bank, Keefe, Bruyette & Woods